Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114939, 333-101596, 333-84000, 333-81681, and 333-62687 on Form S-8 of our report dated November 11, 2008, August 3, 2009 as to the effects of the reclassification of the Geesink business as a discontinued operation as described in Note 1 and Note 22, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), relating to the consolidated financial statements and financial statement schedule of Oshkosh Corporation, appearing in this Current Report on Form 8-K of Oshkosh Corporation dated August 5, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

August 3, 2009